                                                         OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.        )*
                                              -------

                            Alarmguard Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    011649100
                                 --------------
                                 (CUSIP Number)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 21 pages

CUSIP NO. 011649100                   13G                     PAGE 2 OF 21 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Canaan Venture Limited Partnership



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware Limited Partnership


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER
   NUMBER OF
                     231,014
    SHARES
                ----------------------------------------------------------------
 BENEFICIALLY
                 6   SHARED VOTING POWER
   OWNED BY
                     552,089
     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     231,014
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     552,089

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    783,103


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 21 pages

CUSIP NO. 011649100                   13G                     PAGE 3 OF 21 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Canaan Venture Offshore Limited Partnership, C.V.



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Netherlands Antilles Limited Partnership


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER
   NUMBER OF
                     552,089
    SHARES
                ----------------------------------------------------------------
 BENEFICIALLY
                 6   SHARED VOTING POWER
   OWNED BY
                     231,014
     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     552,089
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     231,014

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    783,103


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 3 of 21 pages

CUSIP NO. 011649100                   13G                     PAGE 4 OF 21 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Canaan Management Limited Partnership



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware Limited Partnership


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER
   NUMBER OF
                     0
    SHARES
                ----------------------------------------------------------------
 BENEFICIALLY
                 6   SHARED VOTING POWER
   OWNED BY
                     783,103
     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     783,103

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    783,103


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 21 pages

CUSIP NO. 011649100                   13G                     PAGE 5 OF 21 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Canaan Offshore Management, N.V.



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Netherlands Antilles Corporation


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER
   NUMBER OF
                     0
    SHARES
                ----------------------------------------------------------------
 BENEFICIALLY
                 6   SHARED VOTING POWER
   OWNED BY
                     552,089
     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     552,089

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    552,089


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    9.9%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 21 pages

CUSIP NO. 011649100                   13G                     PAGE 6 OF 21 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Canaan Venture Partners L.P.



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware Limited Partnership


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER
   NUMBER OF
                     0
    SHARES
                ----------------------------------------------------------------
 BENEFICIALLY
                 6   SHARED VOTING POWER
   OWNED BY
                     783,103
     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     783,103

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    783,103


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 6 of 21 pages

CUSIP NO. 011649100                   13G                     PAGE 7 OF 21 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Harry T. Rein



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER
   NUMBER OF
                     0
    SHARES
                ----------------------------------------------------------------
 BENEFICIALLY
                 6   SHARED VOTING POWER
   OWNED BY
                     783,103
     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     783,103

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    783,103


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 7 of 21 pages

CUSIP NO. 011649100                   13G                     PAGE 8 OF 21 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James J. Fitzpatrick



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER
   NUMBER OF
                     0
    SHARES
                ----------------------------------------------------------------
 BENEFICIALLY
                 6   SHARED VOTING POWER
   OWNED BY
                     783,103
     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     783,103

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    783,103


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 8 of 21 pages

CUSIP NO. 011649100                   13G                     PAGE 9 OF 21 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gregory Kopchinsky



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER
   NUMBER OF
                     0
    SHARES
                ----------------------------------------------------------------
 BENEFICIALLY
                 6   SHARED VOTING POWER
   OWNED BY
                     783,103
     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     783,103

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    783,103


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 9 of 21 pages

CUSIP NO. 011649100                   13G                    PAGE 10 OF 21 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robert J. Migliorino



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER
   NUMBER OF
                     0
    SHARES
                ----------------------------------------------------------------
 BENEFICIALLY
                 6   SHARED VOTING POWER
   OWNED BY
                     783,103
     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     783,103

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    783,103


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 10 of 21 pages

CUSIP NO. 011649100                   13G                    PAGE 11 OF 21 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Eric A. Young



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER
   NUMBER OF
                     0
    SHARES
                ----------------------------------------------------------------
 BENEFICIALLY
                 6   SHARED VOTING POWER
   OWNED BY
                     783,103
     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     783,103

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    783,103


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 11 of 21 pages

Item 1(a).  Name of Issuer

            Alarmguard Holdings, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices

            125 Frontage Road
            Orange, CT  06477

Item 2(a).  Name of Person Filing

            This statement is filed by Canaan Venture Limited Partnership, a Delaware limited partnership, ("Canaan Venture"), Canaan Venture Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership ("Canaan Venture Offshore"), Canaan Management Limited Partnership, a Delaware limited partnership, ("Canaan Management"), Canaan Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Venture Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Gregory Kopchinsky, Robert J. Migliorino and Eric A. Young (collectively, the "Partners"). Canaan Management (which serves as the sole general partner of Canaan Venture and one of the two general partners of Canaan Venture Offshore), Canaan Corporation (which serves as the other general partner of Canaan Venture Offshore), Canaan Partners (which serves as the general partner of Canaan Management) and the Partners (who serve as general partners of Canaan Partners), are collectively referred to as the "Reporting Persons" in this Schedule 13G.

Item 2(b).  Address of Principal Business Office or, if None, Residence

            Except in the case of Canaan Venture Offshore, Canaan Corporation and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Venture Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c).  Citizenship

            Each of Canaan Venture, Canaan Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Venture Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.


                              Page 12 of 21 pages

Item 2(d).  Title of Class of Securities

            This Schedule 13G report relates to the Common Stock, par value $.01 ("Common Stock") of Alarmguard Holdings, Inc. ("the Company").

Item 2(e).  CUSIP Number

            CUSIP number 011649100.

Item 3. If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)      __ Broker or Dealer registered under Section 15 of the Act,
(b)      __ Bank as defined in Section 3(a)(6) of the Act,
(c)      __ Insurance Company as defined in Section 3(a)(19) of the Act,
(d)      __ Investment Company registered under Section 8 of the Investment
            Company Act,
(e)      __ Investment Adviser registered under Section 203 of the
            Investment Advisers Act of 1940,
(f)      __ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),
(g)      __ Parent Holding Company, in accordance with Rule
            13d-1(b)(ii)(G); see Item 7,
(h)      __ Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

        Not Applicable

Item 4. Ownership

(a) Canaan Venture owns 231,014 shares of Common Stock and Canaan Venture Offshore owns 552,089 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2.

(b) By virtue of their common control, Canaan Venture and Canaan Venture Offshore each may be deemed to be the beneficial owners of 783,103 shares of Common Stock, representing beneficial ownership of 14.0% of the Company. Canaan Management, by virtue of its status as general partner of Canaan Venture and Canaan Venture Offshore, may be deemed to be the beneficial owner of 783,103 shares, representing beneficial ownership of 14.0%. Canaan Corporation, by virtue of its status as a general partner of Canaan Venture Offshore, may be deemed to be the beneficial owner of 552,089 shares, representing beneficial ownership of 9.9%. By virtue of its status as general partner of Canaan Management, Canaan Partners may be deemed to be the beneficial owner of 783,103 shares, representing beneficial ownership of 14.0%. By virtue of their status as general partners of Canaan Partners, the Partners may each be deemed to be the beneficial owner of 783,103 shares representing in the case of each Partner, beneficial



                              Page 13 of 21 pages
        ownership of 14.0%. The foregoing percentages are calculated based on the 5,592,000 shares of Common Stock of the Issuer reported to be outstanding on the Bloomberg website in January, 1998.

                                                NUMBER OF SHARES
(c)  Reporting Person
                                  (i)           (ii)      (iii)         (iv)
                                -------       -------   -------        -------
Canaan Venture                  231,014       552,089   231,014        552,089
Canaan Venture Offshore         552,089       231,014   552,089        231,014
Canaan Management                     0       783,103         0        783,103
Canaan Corporation                    0       552,089         0        552,089
Canaan Partners                       0       783,103         0        783,103
Harry T. Rein                         0       783,103         0        783,103
James J. Fitzpatrick                  0       783,103         0        783,103
Gregory Kopchinsky                    0       783,103         0        783,103
Robert J. Migliorino                  0       783,103         0        783,103
Eric A. Young                         0       783,103         0        783,103



(i)      Sole power to vote or direct the vote

(ii)     Shared power to vote or to direct the vote

(iii) Sole power to dispose or to direct the disposition of (iv) Shared power to dispose or to direct the disposition of

Item 5.  Ownership of Five Percent or Less of a Class
         Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security
         Being Reported on by the Parent Holding Company
         Not applicable.

Item 8. Identification and Classification of Members of the Group Each of the reporting persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (H).

Item 9.  Notice of Dissolution of Group
         Not applicable.

Item 10. Certification
         Not applicable. This Schedule 13G is not filed pursuant to Rule
         13d-1(b).


DATE:  February 10, 1998



                              Page 14 of 21 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Canaan Venture Limited Partnership
By:   Canaan Management Limited Partnership
      Its General Partner
By:   Canaan Venture Partners L.P.
      Its General Partner

By:         *
   ---------------------------
      General Partner

Canaan Venture Offshore Limited Partnership, C. V.
By:   Canaan Management Limited Partnership
      Its General Partner
By:   Canaan Venture Partners L.P.
      Its General Partner

By:         *
   ---------------------------
      General Partner

Canaan Management Limited Partnership
By:   Canaan Venture Partners L.P.
      Its General Partner

By:         *
   ---------------------------
      General Partner


Canaan Offshore Management, N.V.

By:         *
   ---------------------------
      Director

Canaan Venture Partners L.P.

By:         *
   ---------------------------
      General Partner



                              Page 15 of 21 pages

            *
--------------------------------
Harry T. Rein


            *
--------------------------------
James J. Fitzpatrick


            *
--------------------------------
Gregory Kopchinsky


            *
--------------------------------
Robert J. Migliorino


            *
--------------------------------
Eric A. Young

                                                *By:  /s/ Guy M. Russo
                                                      ---------------------
                                                      Guy M. Russo
                                                      Attorney-in-Fact
----------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney filed with the Securities and Exchange Commission on April 22, 1997, in connection with a Schedule 13D for Alarmguard Holdings, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.



                              Page 16 of 21 pages